UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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DATAWATCH CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DATAWATCH CORPORATION
271 Mill Road
Quorum Office Park
Chelmsford, Massachusetts 01824

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On March 20, 2009

___________

The Annual Meeting of Stockholders of Datawatch Corporation will be held at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, on Friday, March 20, 2009 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect seven members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on January 23, 2009, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

IF YOU PLAN TO ATTEND:

Please call Carol Beauchamp at 978-275-8235 if you plan to attend.  Please bring valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date.  Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors JOHN H. KITCHEN, III, Secretary

Chelmsford, Massachusetts
January 28, 2009

THE BOARD OF DIRECTORS WELCOMES STOCKHOLDERS WHO WISH TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

DATAWATCH CORPORATION
271 Mill Road
Quorum Office Park
Chelmsford, Massachusetts 01824

PROXY STATEMENT
January 28, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Datawatch Corporation (the “Company” or “Datawatch”) for use at the Annual Meeting of Stockholders of the Company to be held at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, on March 20, 2009, at 11:00 a.m., local time, and any adjournments thereof (the “Meeting”).

Only stockholders of record at the close of business on January 23, 2009 will be entitled to notice of and to vote at the Meeting. As of that date, 5,914,358 shares of common stock, par value $.01 per share, of the Company (“Common Stock”) were outstanding and entitled to vote at the Meeting.  Stockholders are entitled to cast one vote for each share held of record at the close of business on January 23, 2009 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker “non-votes” are not so included.

At the Meeting, a proposal to elect Kenneth P. Bero, Thomas H. Kelly, Richard de J. Osborne, Terry W. Potter, David T. Riddiford, William B. Simmons and James Wood as directors will be subject to a vote of stockholders. Where a choice has been specified on the proxy with respect to the foregoing proposal, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR if no specification is indicated.

The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of Kenneth P. Bero and John H. Kitchen, III, each of whom is named as attorney-in-fact in the proxies.

An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended September 30, 2008, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the accompanying notice and form of proxy will be first mailed to stockholders on or about February 11, 2009.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of January 23, 2009, certain information regarding beneficial ownership of the Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock outstanding at such date; (ii) by each director of the Company; (iii) by each executive officer identified in the Summary Compensation Table on page 16 of this proxy statement; and (iv) by all current directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares of Common Stock (2)

Kenneth P. Bero (3)	42,106	*

John H. Kitchen, III (4)	161,264	2.66%

Robert W. Clemens (5)	8,340	*

Murray P. Fish (6)	13,754	*

Daniel F. Incropera (7)	9,586	*

Robert W. Hagger (8)	97,313	1.65%

Thomas H. Kelly (9)	19,500	*

Richard de J. Osborne (10)	327,668	5.51%

Terry W. Potter (11)	49,502	*

David T. Riddiford (12)	55,910	*

William B. Simmons (13)	5,000	*

James Wood (14) 116 East Saddle River Road Saddle River, New Jersey 07458	935,896	15.73%

All current directors and executive officers as a group (12 persons)(15)	1,725,839	27.47%
WC Capital, LLC (14)
c/o James Wood 116 East Saddle River Road Saddle River, New Jersey 07458	689,966	11.67%
Kevin C. Howe (16)	581,932	9.84%
5416 Arbor Hollow McKinney, Texas 75070
Daniel Zeff (17) 50 California Street, Suite 1500 San Francisco, CA 94111	590,578	9.99%
__________________
*Less than one percent.

(1)
Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed and the address of each stockholder is: c/o Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, Massachusetts 01824.

(2)
The number of shares of Common Stock deemed outstanding includes (i) 5,914,358 shares of Common Stock outstanding as of January 23, 2009 and (ii) with respect to each individual, the number of options to purchase shares of Common Stock which may be exercised by such individual within 60 days of January 23, 2009.

(3)	Includes 42,106 options that may be exercised within 60 days of January 23, 2009.

(4)
Includes 140,488 options that may be exercised within 60 days of January 23, 2009.  Also includes 11,112 option shares due to expire on May 4, 2009 and 5,334 option shares due to expire on July 16, 2009.

(5)	Includes 8,340 options that may be exercised within 60 days of January 23, 2009.

(6)	Includes 13,754 options that may be exercised within 60 days of January 23, 2009.

(7)	Includes 9,586 options that may be exercised within 60 days of January 23, 2009.

(8)	Mr. Hagger no longer holds any stock options. Amount includes 2,500 restricted stock units.

(9)	Includes 14,500 options that may be exercised within 60 days of January 23, 2009 and 4,166 restricted stock units.

(10)
Includes 143,370 shares of Common Stock held by Carnegie Hill Associates, LLC.  Mr. Osborne is the Managing Principal of Carnegie Hill Associates, LLC and may be deemed a beneficial owner of the shares held by Carnegie Hill Associates, LLC.  Mr. Osborne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  Includes 27,166 options that may be exercised within 60 days of January 23, 2009 and 4,166 restricted stock units.

(11)
Includes 39,168 options that may be exercised within 60 days of January 23, 2009 and 4,166 restricted stock units.  Also includes 1,778 option shares due to expire on March 24, 2009 and 6,668 option shares due to expire on July 16, 2009.

(12)
Includes 39,168 options that may be exercised within 60 days of January 23, 2009 and 4,166 restricted stock units.  Also includes 1,778 options that are due to expire on March 24, 2009 and 6,668 option shares due to expire on July 16, 2009.

(13)	Includes 4,166 restricted stock units. Mr. Simmons does not hold any options.

(14)
Includes 34,278 options that may be exercised within 60 days of January 23, 2009 and 4,166 restricted stock units.  Also includes 689,966 shares held by WC Capital, LLC.  Mr. Wood, as a Managing Principal of WC Capital, LLC, shares the power to vote and dispose of all 689,966 shares of the Common Stock held by WC Capital, LLC.

(15)	Includes 368,554 options that may be exercised within 60 days of January 23, 2009.

(16)
Includes 114,000 shares of Common Stock owned by Mercury Fund VI, Ltd., 225,461 shares owned by Mercury Fund VII, Ltd. and 242,471 shares owned by Mercury Fund VIII, Ltd.  Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, L.L.C., the General Partner of Mercury Ventures, Ltd. and Mercury Ventures II, Ltd. Mercury Ventures, Ltd. is the General Partner of Mercury Fund VI, Ltd.  Mercury Ventures II, Ltd. is the General Partner of Mercury Fund VII, Ltd. and Mercury Fund VIII, Ltd. Share amounts obtained based on a Schedule 13G/A filed by these entities on January 23, 2009.

(17)
Includes 360,929 shares of Common Stock owned by Zeff Capital Partners I, L.P. and 229,649 shares of Common Stock owned by Spectrum Galaxy Fund, Ltd. Mr. Zeff provides discretionary investment management services to Zeff Capital Offshore Fund, a class of shares of Spectrum Galaxy Fund, Ltd.  Mr. Zeff is also the sole manager and member of Zeff Holding Company, LLC, which serves as the general partner for Zeff Capital Partners I, L.P.  Share amounts obtained based on a Schedule 13G/A filed by these entities on January 23, 2009.

PROPOSAL I

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office for the ensuing year until the next annual meeting of stockholders and until their successors have been elected and qualified.  The directors are elected by a plurality of votes cast by stockholders.  The Company’s By-Laws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors.  The number of directors currently fixed by the Board of Directors is eight (8) but will be reduced to seven (7) as of the date of the Annual Meeting.

Prior to the Meeting, Kenneth P. Bero, Robert W. Hagger, Thomas H. Kelly, Richard de J. Osborne, Terry W. Potter, David T. Riddiford , William B. Simmons and James Wood were the directors of the Company.  All of these individuals were elected as directors at the Company’s Annual Meeting of Stockholders held on March 14, 2008. Seven (7) of the existing directors are being nominated for re-election at the Meeting.  Mr. Hagger, who now resides in Europe, is not standing for reelection as a Director. Thus, no proxy may be voted for more people than the number of nominees listed below.  Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director’s name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve).  The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

Director Nominees

Kenneth P. Bero, President, Chief Executive Officer and Director.  Mr. Bero, age 55, was appointed President and Chief Executive Officer of Datawatch effective January 1, 2008.  Previously Mr. Bero was Chief Operating Officer and Senior Vice President of Sales and Business Operations.  Mr. Bero joined Datawatch in June 2006 as Vice President of Enterprise Sales.  In January of 2007, Mr. Bero was promoted to Senior Vice President, Enterprise Solutions with responsibility for leading the Company’s worldwide sales strategy, including managing the Company’s direct sales force and improving  its customer relationship development. Also in January of 2007, Mr. Bero was appointed to the Board of Directors. Prior to Datawatch, Mr. Bero served as Vice President, North American Channel Sales at Business Objects and Chief Operating Officer and Executive Vice President of Sales and Marketing at NAVIDEC.

Thomas H. Kelly, Director.  Mr. Kelly, age 59, joined the Board of Directors in October 2004.  Until June 1, 2007, Mr. Kelly was Vice President of Corporate Business Development at Schering-Plough Corporation.  Prior to holding that position, Mr. Kelly was Vice President and Corporate Controller at Schering-Plough, a position he had held since joining that corporation in 1991.  Previously, he had been a senior partner with the accounting firm of Deloitte & Touche LLP.

Richard de J. Osborne, Chairman of the Board.  Mr. Osborne, age 74, has been Chairman of the Board of Directors of the Company since January 2001.  From 1985 to 1999, Mr. Osborne was Chairman of the Board of Directors and Chief Executive Officer of ASARCO Incorporated, which is an integrated producer of copper and other metals.  Mr. Osborne is also a director of NACCO Industries, Inc.

Terry W. Potter, Director.  Dr. Potter, age 61, has been a director of the Company since April 1998.  Since January 1998, Dr. Potter has been the President of Venture Solutions and Development, Inc., which provides consulting services to high technology start-up companies, spin-outs, and Fortune 100 companies.  Prior to 1992, Dr. Potter was a worldwide director of New Ventures for Digital Equipment Corporation.  From 1992 to 1997, he was the President of Modular Group, the parent company of Advanced Modular Solutions, and from 1994 to 1997 he was the President of Advanced Modular Solutions, a wholly-owned subsidiary of Modular Group, which develops client-server computers and solutions.  Dr. Potter is the co-founder of Discover Why, Inc., which was founded in 1997.

David T. Riddiford, Director.  Mr. Riddiford, age 73, has been a director of the Company since 1989.  From 1987 through 2005, Mr. Riddiford was a general partner of Pell, Rudman Venture Management, L.P., which is the general partner of PR Venture Partners, L.P., a venture capital affiliate of Pell, Rudman & Co., Inc., an investment advisory firm.  Mr. Riddiford is also a director of Vicor Corporation.

William B. Simmons, Director.  Mr. Simmons, age 57, has been a director of the Company since July 2007.  Mr. Simmons is Of Counsel to the Boston law firm, Choate Hall & Stewart LLP (“Choate”).  Mr. Simmons represented Datawatch as outside legal counsel for more than 15 years, both as a partner at Choate from February 2005 through June 2007 and, prior to joining Choate, as a partner at Testa Hurwitz & Thibeault LLP, including representing the Company during its initial public offering and for numerous other transactions.

James Wood, Director.  Mr. Wood, age 79, has been a director of the Company since January 2001.  From 1980 to 1997, Mr. Wood was Chairman of the Board of Directors and Chief Executive Officer of The Great Atlantic & Pacific Tea Company, Inc. and its Co-Chief Executive Officer from 1997 to 1998 and continued as non-executive Chairman from 1998 to 2001.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED ABOVE

The Board of Directors and its Committees

Meetings.  The Board of Directors met six times during the fiscal year ended September 30, 2008 and took action by written consent two times.  Each director attended 100% of the meetings of the Board and of the committees of the Board on which he served.  The Company does not have a policy with regard to attendance by Board members at stockholder meetings; however directors are encouraged to attend the Annual Meeting of Stockholders. All of the Directors attended the Annual Meeting of Stockholders last year.

Independence.  The Board of Directors has determined that, other than Mr. Hagger and Mr. Bero, who have served as executive officers of the Company, each director is “independent”, meeting all applicable independence requirements promulgated by the Securities and Exchange Commission (the “SEC”), including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the independence standards of The NASDAQ Stock Market.  In making this determination, the Board of Directors considered relationships, transactions and/or arrangements with each of the directors, including with respect to Mr. Simmons those discussed in the section entitled “Certain Relationships and Related Party Transactions” in this proxy statement, and affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees.  Under the Company’s By-laws, the Board of Directors may designate committees composed of members of the Board to exercise the power and authority of the Board in the management of the business and affairs of the Company, subject to limitations imposed by law.  The Board of Directors has three standing committees: an Audit Committee, a Compensation and Stock Committee and a Corporate Governance and Nominating Committee (the “Nominating Committee”).  The members of each committee are appointed by the Board based on the recommendation of the Nominating Committee, and are set forth below in this proxy statement.  Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting.  The charters of the Audit Committee and the Nominating Committee are available on the Company’s website, www.datawatch.com and located under the “About Us” tab and the “Investor Relations” and “Corporate Governance” links.  The Company is currently reviewing the charter of the Compensation and Stock Committee and expects to approve the charter in the near term.  At such time as the charter is approved Datawatch will post it on the Company’s website.  The Board annually conducts a self-evaluation of each of its committees.  All members of all committees are independent directors.

Audit Committee.  The Audit Committee is composed of Thomas H. Kelly, Terry W. Potter, and David T. Riddiford, with Mr. Riddiford serving as Chairman during the year ended September 30, 2008 and Mr. Kelly assuming that role as of January 21, 2009.  Each such member is considered “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above and, in the business judgment of the Board of Directors, independent for purposes of being an independent member of an audit committee under such rules.  In addition, the Board of Directors has determined that Mr. Kelly qualifies as an audit committee “financial expert” as defined by the SEC.  The Audit Committee evaluates and selects the Company’s independent registered public accounting firm, reviews the audited financial statements and discusses the adequacy of the Company’s internal controls and procedures with management and the independent registered public accounting firm.  The Audit Committee also supervises the relationship between the Company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the independent registered public accounting firm.  The Audit Committee conducted six formal meetings during the fiscal year ended September 30, 2008 and took action by written consent twice.  The responsibilities of the Audit Committee and its activities in the fiscal year ended September 30, 2008 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation and Stock Committee.  The Compensation and Stock Committee is composed of Thomas H. Kelly, Terry W. Potter, David T. Riddiford and James Wood, with Mr. Wood serving as Chairman.  Each is “independent” as defined by the SEC and The NASDAQ Stock Market, as discussed above.  The Compensation and Stock Committee, which, among other things, reviews and makes recommendations concerning executive compensation and administers the Company’s 1996 Stock Plan, the Company’s 1996 International Employee Non-Qualified Stock Option Plan and the Company’s 2006 Equity and Compensation Incentive Plan, conducted five formal meetings during the fiscal year ended September 30, 2008 and took action by written consent twice.  The responsibilities of the Compensation and Stock Committee and its activities in the fiscal year ended September 30, 2008 are more fully described in the Compensation Discussion and Analysis contained in this proxy statement.

Corporate Governance and Nominating Committee.  The Nominating Committee is composed of Thomas H. Kelly, Terry W. Potter, David T. Riddiford and James Wood, with Mr. Wood serving as Chairman.  Each is “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above.  The Nominating Committee was formed for the purposes of identifying director candidates and providing nominee recommendations to the Board, overseeing compliance with corporate governance policies and adopting, and monitoring compliance with, the Company’s Code of Ethics.  With respect to recommending director nominees, the Nominating Committee has policies concerning the identification of candidates, including candidates recommended by stockholders; the evaluation of candidates; the recommendation to the Board of candidates for the Board’s selection as director nominees; and the recommendation of candidates for the Board’s selection as nominees for appointment to the committees of the Board.  The assessment includes a review of the nominee’s judgment, experience, independence, understanding of the Company’s or other related industries, and such other factors as the Nominating Committee concludes are pertinent in light of the current needs of the Board, including without limitation the Board’s belief that its membership should reflect a diversity of experience, gender, race, ethnicity and age.  The Nominating Committee will select qualified nominees and review its recommendations with the Board.  The Nominating Committee did not conduct any formal meetings during the fiscal year ended September 30, 2008 but took action by written consent once.  In January 2009, the Nominating Committee recommended Messrs. Bero, Kelly, Potter, Riddiford, and Simmons and the Board approved such nominees for election at the Meeting.  Messrs. Wood and Osborne were nominated by WC Capital, LLC, a stockholder of the Company, as described below.

Stockholder Nominations and Recommendations of Director Candidates

WC Capital, LLC, which beneficially owns approximately 11.67% of the Company’s Common Stock, is entitled to nominate two directors to the Board pursuant to the previously filed Investment Agreement, dated January 12, 2001, among WC Capital, LLC, Carnegie Hill Associates, LLC and the Company.  WC Capital, LLC has nominated James Wood and Richard de J. Osborne to serve as directors for election at the Meeting.  Other stockholders wishing to suggest candidates to the Nominating Committee for consideration as potential director nominees may do so by submitting the name of the stockholder making the recommendation, the name of the individual recommended for consideration as a director nominee and a written statement from the stockholder making the recommendation stating why such candidate would be able to fulfill the duties of a director to the Nominating and Corporate Governance Committee, Datawatch Corporation, at Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824. Stockholders wishing to nominate directors may do so by submitting a written notice to the Chief Executive Officer of Datawatch.  The procedures are summarized in the section entitled “Stockholder Proposals” in this proxy statement.  All nominees must, at a minimum, have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Board or of a Board committee.  The Nominating Committee did not receive any stockholder nominee recommendations for this Meeting.

Policies and Procedures Regarding Related Person Transactions

The Company By-laws provide that for the Company to enter into certain proposed transactions with any of its executive officers, directors and principal stockholders, including their immediate family members and affiliates, the transaction must be (i) authorized by a majority of the disinterested members of the Board of Directors or one of its committees after the disclosure of material facts, (ii) approved in good faith by a vote of the stockholders after the disclosure of the material facts, or (iii) fair to the Company and authorized by the Board of Directors, a committee thereof, or the stockholders.

The Company’s current practice is to have disinterested members of the Company’s Audit Committee, whose members are independent, review the terms of any and all such proposed material related party transactions.  The results of this review are then communicated to the entire Board of Directors.  In approving or rejecting the proposed related party transaction, the Audit Committee and the Board of Directors consider the facts and circumstances available and deemed applicable to the situation, including the risks, costs and benefits to the Company, the terms of the transaction, the availability of alternate sources for comparable services and products, and, if applicable, the impact on a director’s independence.  Agreements are approved only that, in light of known circumstances, are in or are not inconsistent with the Company’s best interests, as the Audit Committee and the Board of Directors determine in the good faith exercise of their discretion.

Certain Relationships and Related Person Transactions

William B. Simmons, one of the Company’s directors, was a partner through June 2007 and remains Of Counsel of Choate, Hall & Stewart LLP, which provides various legal services to Datawatch.  During the fiscal year ended September 30, 2008, the Company paid Choate, Hall & Stewart LLP approximately $267,404 in fees and expenses for legal services.  The Company anticipates that Choate will continue to provide services in the current fiscal year.

Compensation of Directors

During the fiscal year ended September 30, 2008, directors who were employees of the Company received no cash compensation for their services as directors.  Directors who were not employees of the Company (the “Non-Employee Directors”) received $15,000 per year for their service as a member of the Company’s Board of Directors.

Directors are eligible to receive awards under the Company’s 2006 Equity and Compensation Plan.  Prior to the fiscal year ended September 30, 2007, Non-Employee Directors received automatic grants of stock options pursuant to the Company’s Non-Employee Director Stock Option Policy upon election to the Board and an annual grant thereafter.  Pursuant to this policy, Non-Employee Directors received an option to purchase 5,334 shares of Common Stock on the date the director was first elected to the Board of Directors and an option to purchase 5,000 shares of Common Stock on the date of the Company’s Annual Meeting of Stockholders in each successive year.  Options vest over three years in twelve equal quarterly installments beginning three months from the date of grant. The exercise price per share for all options was equal to the fair market value per share of the Common Stock on the date of grant.  During the fiscal year ended September 30, 2007, the Company’s Non-Employee Director Stock Option Policy was terminated and alternatively, under the new policy, the existing Non-Employee Directors annually receive a grant of 2,500 restricted stock units on the date of each Annual Meeting. Mr. Simmons received a grant of 2,500 restricted stock units upon his election in July 2007. The restricted stock units vest in one-third increments from the date of grant.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)	Total ($)
(a)	(b)	(c)	(d)
Robert W. Hagger	$11,250	$6,399	$17,649
Thomas H. Kelly	$15,000	$8,642	$23,642
Richard de J. Osborne	$15,000	$8,642	$23,642
Terry W. Potter	$15,000	$8,642	$23,642
David T. Riddiford	$15,000	$8,642	$23,642
William B. Simmons	$15,000	$11,002	$26,002
James Wood	$15,000	$8,642	$23,642

_________
(1)
Mr. Bero, the current President and Chief Executive Officer, did not receive director compensation in fiscal 2008 as he was an employee of the Company during the entire fiscal year. The compensation received by Mr. Bero as an employee of the Company is shown in the Summary Compensation Table.  Mr. Hagger resigned as President and Chief Executive Officer of the Company effective December 31, 2007. Commencing January 1, 2008, Mr. Hagger, as a Non-Employee Director, began receiving director compensation.  The compensation received by Mr. Hagger as an employee of the Company is shown in the Summary Compensation Table on page 16 of this proxy statement.

(2)	The annual retainer for 2008 was $15,000 for each Non-Employee director. Mr. Hagger became a Non-Employee Director effective January 1, 2008 and therefore received 75% of the annual retainer.

(3)	The amounts reflected in column (c) reflect the dollar amount recognized on outstanding options and restricted stock units for financial statement reporting purposes for the fiscal year ended September 30, 2008 and computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” but do not take into consideration the effect of estimated forfeitures. For a discussion of the assumptions underlying this valuation, please see Part II, Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies in the Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Non-Employee Director Indemnification Arrangements

In addition to the protections afforded the directors of the Company with respect to indemnification under the Company’s By-laws, the Company has entered into indemnification agreements with each of its Non-Employee directors.  These agreements require the Company to, among other things, indemnify each of its Non-Employee directors for any and all expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement which are actually and reasonably incurred by such individual, in connection with any threatened, pending or completed proceeding arising out of the individual’s status as a director of the Company.  In addition, the agreements require the Company to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by the Company.

Stockholder-Board Communications

To direct stockholder communications to the Board of Directors (or to a specified individual director), stockholders may send such communication to the attention of the Chairman of the Board (or the specified individual director) at Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824.

AUDIT COMMITTEE REPORT

The Audit Committee of Datawatch Corporation (the “Company”) is composed of Messrs. Kelly, Potter and Riddiford, with Mr. Riddiford serving as Chairman during the fiscal year ended September 30, 2008 and Mr. Kelly assuming the role as of January 21, 2009.  None of the members are officers or employees of the Company, and each is otherwise independent of the Company (as independence is defined by the Securities and Exchange Commission (the “SEC”) and in the listing standards of The NASDAQ Stock Market for purposes of being a member of an audit committee).  In addition, the Audit Committee has at least one financial expert, Mr. Kelly, serving on the Audit Committee, as such term is defined by the SEC.  The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website, www.datawatch.com and located under the “Investor Relations” and “Corporate Governance” sections of the “About Us” link.

The Audit Committee has reviewed the audited financial statements of the Company at September 30, 2007 and September 30, 2008, and for each of the previous three years ended September 30, 2008 and has discussed them with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.  The Audit Committee has reviewed with Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the U.S., the accountants’ judgments as to matters related to the conduct of the audit for the Company’s financial statements and such other matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect.  The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the results of the accountants’ audit, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, as currently in effect, and has discussed with Deloitte & Touche LLP that firm’s independence.  Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC.

Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE David T. Riddiford, Chairman Thomas H. Kelly Terry W. Potter

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation and Stock Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s officers and key employees and in this regard has the responsibility to establish a compensation policy for officers and key employees designed to (i) enhance the profitability of the Company and increase shareholder value, (ii) reward officers and key employees for their contribution to the Company’s growth and profitability, and (iii) provide competitive compensation that will attract and retain qualified officers and key employees.  In addition, the Compensation and Stock Committee considers and takes action with respect to the adoption, amendment, administration and termination of compensation, welfare, benefit, pension and other plans (including the grant of options under stock option plans) related to compensation of current and former employees of the Company and designs incentive compensation plans to allow the Company to attract and retain talented personnel and align the pay of such personnel with the long-term interests of shareholders.

The individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended September 30, 2008, as well as other individuals included in the Summary Compensation Table on page 16, are referred to as “named executive officers” throughout this Compensation Discussion & Analysis.

Compensation Philosophy

The Compensation and Stock Committee believes the most effective compensation package for named executive officers is one designed to reward achievement of individual and corporate objectives, provide incentives for short-term, medium-term and long-term financial and strategic goals and align the interests of management with those of the stockholders by providing incentives for improving shareholder value.  There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation; however, a significant percentage of total compensation is allocated to performance-based incentive compensation, both in the form of cash programs and equity participation.  The Compensation and Stock Committee has not, to date, used a third-party compensation consultant.  However, third-party compensation survey material is used in setting certain elements of compensation, as discussed in the section entitled “Elements of Compensation” section below.

Role of Executive Officers in Setting Compensation Decisions

Regarding most compensation matters, the President and Chief Executive Officer’s responsibility is to provide recommendations to the Compensation and Stock Committee based on an analysis of market standards and trends and an evaluation of the contribution of each executive officer to the Company’s performance.  The Compensation and Stock Committee considers, but retains the right to accept, reject or modify such recommendations.  Although the President and Chief Executive Officer attends portions of the meetings of the Compensation and Stock Committee, neither the President and Chief Executive Officer nor any other members of management is present during executive sessions of the Compensation and Stock Committee.  Moreover, the President and Chief Executive Officer is not present when decisions with respect to his compensation are made.  The Compensation and Stock Committee may, but does not currently, delegate any of its functions to others in setting compensation for the named executive officers, provided however, that management may be responsible for the implementation of certain compensation programs established by the Compensation and Stock Committee.

Elements of Compensation

Subject to variation where appropriate, the elements of compensation to named executive officers include:

•	base salary, which is determined on an annual basis;

•	annual or other time-based cash incentive compensation; and

•	long-term incentive compensation in the form of options and other awards.

Base Salary.  In setting base salary for the named executive officers, the Compensation and Stock Committee considers recommendations from the President and Chief Executive Officer, which, for new hires, tend to reflect the current recruitment market and negotiations with the specific individual.  For existing named executive officers, for whom base salaries are typically reviewed in October or November of each year, the recommendations are designed to recognize each named executive officer’s participation and performance in meeting corporate performance goals over the prior fiscal year, to take into consideration promotions or increased responsibilities and, to a lesser extent, to reflect market trends.  With respect to the latter consideration, the Company has used compensation surveys of technology companies with up to $30 million in revenue prepared by Culpepper & Associates, Inc.  Although the Company seeks to structure its compensation program to attract and retain key personnel, recommendations to the Compensation and Stock Committee, particularly with respect to base salary, are typically close to the market minimum in these compensation surveys, given the higher revenue stream of the companies surveyed as compared to the revenue history of Datawatch. This allows the Company to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business.  Economic and business conditions affecting the Company are also considerations in setting base salary vis-à-vis market standards.  Neither payouts under performance-based incentive compensation plans nor equity grants in any given year have had any impact as to determinations of the base salaries of the named executive officers.

Incentive Compensation.  On an annual basis, the Compensation and Stock Committee determines the appropriate level and mix of performance-based incentive compensation.  In recent years, these incentives have included sales incentive plans for named executive officers charged with driving increases in sales year to year and officer bonus plans designed to motivate officers to improve certain performance metrics of the Company.  Rewards are paid for achievement, such as quarterly payouts for increases in revenue under the sales incentive plans and annual bonuses for improvements to net income under the officer bonus plans.

Stock Options.  The Compensation and Stock Committee believes that equity-based participation provides the named executive officers with strong economic interest in maximizing stock price appreciation over the long term.  Equity-based awards are made pursuant to the Company’s equity incentive plans.  The Compensation and Stock Committee considers cost to the Company in determining the form of award and, as a result, routinely grants stock options.  In determining the size of an option grant to a named executive officer, both upon initial hire and on an ongoing basis, the Compensation and Stock Committee considers competitive market factors, the size of the option pool, cost to the Company, the level of options held by other officers and individual contribution to corporate performance.  Although there is no set target level for holding options or stock ownership, the Compensation and Stock Committee recognizes that the equity based component ensures additional focus by the named executive officers on stock price performance and enhances executive retention.  Accordingly, the exercise price of such options are tied to the fair market value of the Company’s Common Stock on the date of grant and vesting usually of such options is quarterly over a three-year period.

Datawach does not have a program, plan or practice to select equity grant dates in connection with the public release of favorable or negative news.

Benefits.  The named executive officers are entitled to participate in benefit plans which are generally available to all employees, including health, dental, life, accidental disability and dismemberment and, for each of these benefits plans, the Company makes contributions to the premiums paid to such plans.  The Company does not offer any kind of deferred compensation, nor does it offer retirement benefits other than a 401(k) defined contribution plan.  The Company typically does not match contributions made by executive officers and other employees to the 401(k) plan.

Severance Agreements.  The Company believes that the severance agreements of certain of its executive officers are necessary to retain the executive officers by protecting them against involuntary termination of their employment or being forced out of the Company. The agreements are designed to provide income security to the executive officers and to facilitate the Company’s ability to attract and retain executives as the Company competes for talent in a marketplace in which such protections are standardized practice. For more information about the severance arrangements of our named executive officers, see the “Executive Agreements and Severance Arrangements” section of this proxy statement.

Compensation of Named Executive Officers

During the fiscal year ended September 30, 2008, the Company experienced several changes in management which resulted in salary increases during the year.  On October 19, 2007, the Board of Directors accepted Mr. Hagger’s resignation as the Company’s President and Chief Executive Officer effective December 31, 2007.  Also, on October 19, 2007, Mr. Bero was appointed as the Company’s new Chief Executive Officer, effective as of January 1, 2008. Upon assuming his role as the Company’s Chief Executive Officer, Mr. Bero’s annual base salary increased from $200,000 per year to $250,000 per year as a result of his increased duties.  In connection with his appointment, Mr. Bero was also granted options to purchase 50,000 shares of the Company’s stock.  The options were granted under the Company’s 2006 Equity Compensation and Incentive Plan, and entitle Mr. Bero to purchase 50,000 shares of common stock at $5.025 per share, which was the fair market value of a share of the Company’s stock on October 19, 2007, the date of the option grant.  In connection with his resignation, Mr. Hagger entered into a Management Consulting Agreement with the Company, dated October 22, 2007 (the “Consulting Agreement”).  Under the Consulting Agreement, Mr. Hagger continued to serve as the Company’s Chief Executive Officer until December 31, 2007, and provided transitional consulting services with respect to training, advice and assistance to the Company and the new Chief Executive Officer for twelve months after his resignation.  The Company paid Mr. Hagger $25,000 per month for his consulting services and $16,093 for relocation expenses in accordance with the Company’s relocation policy under the Consulting Agreement.

Mr. Clemens became an executive officer of the Company upon his appointment as Vice President of Worldwide Sales on January 1, 2008. In connection with his new appointment, effective January 1, 2008, Mr. Clemens’ base salary increased to $180,000, from $160,000 per year, which he earned as Vice President of North American sales.

With respect to performance based incentive compensation, the Compensation and Stock Committee approved the 2008 Executive Sales Incentive Plan on January 29, 2008.  The Executive Sales Incentive Plan, which was similar to sales incentive plans approved in prior years, reflected the corporate strategy to improve sales year over year and sought to motivate Mr. Kitchen and Mr. Bero, identified as two key officers that could drive and influence the sales increases. The Executive Sales Commission Plan provided that Messrs. Bero (as to the first quarter of fiscal year 2008) and Kitchen (as to the full year of fiscal year 2008) were eligible to receive commissions equal to 1% of any increase in the Company’s total revenue, as compared to the same quarter of the prior fiscal year.  For purposes of determining the prior year revenue amounts, revenues that were received by Clearstory Systems, Inc., from which the

Company purchased its Datawatch|BDS product in May 2006, were included with respect to such product to compute any increase in revenues.  The payments under the Executive Sales Commission Plan were measured and paid on a quarterly basis. Payments under the plan were to be made quarterly and were strictly formulaic.  The total earned by each of Mr. Kitchen and Mr. Bero in fiscal 2008 under the Executive Sales Incentive Plan was $343.

Also with respect to performance based incentive compensation, the Compensation and Stock Committee approved the Corporate Officers Compensation Plan on November 26, 2007. The Corporate Officers Compensation Plan provided that up to 15% of the Company’s net income was available for bonus payments to the Company’s executive officers, with the amounts, if any, to individual executives to be determined in the sole discretion of the Compensation and Stock committee.  Payments of bonuses in fiscal 2008 constituted the full 15% of net income were paid in bonus awards to the named executive officers based on the number of months of participation in the plan and individual contribution to Company results, or for officers in positions not directly contributing to net income, satisfaction of other management objectives.  Payments were as follows:

Named Executive Officer	Payment - 2008
Robert W. Hagger	-----
Kenneth P. Bero	$60,061
Murray P. Fish	$28,450
John H. Kitchen, III	$28,450
Daniel F. Incropera	$9,483

In addition to distributions under the Executive Sales Incentive Plan and the Corporate Officers Compensation Plan, the Company made bonus payments to Mr. Incropera in his capacity as Controller during fiscal 2007, prior to his appointment as the Company’s Corporate Controller and Vice President.  Mr. Incropera received, as a non-executive employee of the Company and at the discretion of the Chief Executive Officer, payments of $5,000 related to the Company’s fiscal 2006 audit, $18,000 related to his performance in fiscal 2007 and $10,000 as a retention bonus.  In connection with Mr. Incropera’s appointment as Corporate Controller, he became eligible for a $3,500 bonus per quarter from September 7, 2007, the date of his appointment, through September 30, 2008, based on the achievement of certain management business objectives.  Mr. Fish, upon joining the Company, became eligible for a $2,500 bonus per quarter from his hire date, which was March 26, 2007, until September 30, 2008.  These bonus plans were approved by the Compensation and Stock Committee. All management business objectives were determined based on recommendations made by the Chief Executive Officer to the Compensation and Stock Committee and were based on each employee’s position, overall compensation and targeted performance objectives for that position. The payments under these bonus plans were measured and paid on a quarterly basis.

The only awards of stock options to the named officers in fiscal 2008 were grants of 50,000 shares to Mr. Bero in October 2007, 10,000 shares to Mr. Clemens in October 2007 and 5,000 shares to Mr. Incropera in October 2007. These grants were made primarily to bring the level of equity participation in the Company of these particular officers to an appropriate level vis-à-vis the Company’s other executive officers, to further promote the goals of increasing shareholder value and, to a lesser extent, for retention purposes.

Accounting and Tax Implications

In December 2004, the Financial Accounting Standards Board issued FASB Statement No. 123(R), Share-Based Payment (“FAS 123(R)”), which requires all companies to treat the fair value of stock options granted to employees as an expense.  As a result of this standard, effective for periods beginning after January 1, 2006, the Company has been required to record compensation expense equal to the fair value of each stock option granted.  FAS 123(R) requirements reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which have impacted and will continue to negatively impact the Company’s results of operations.  The Compensation and Stock Committee has determined that stock options remain an important piece of the compensation philosophy, and to date, options continue to be considered as part of the compensation package of the named executive officers.  However, the stock option component generally has been reduced since implementation of FAS 123(R).  As discussed in the section entitled “Elements of Compensation Section - Stock Options” above, the acceleration of options and the corresponding lock-up agreement in 2005 was a result of the foreseeable impact of FAS 123(R) on future results.

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1 million to certain executives.  This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.  The Compensation and Stock Committee has considered these requirements and it is the present intention of the committee that, so long as it is consistent with the Company’s overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Fiscal Year	Salary	Bonus	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert W. Hagger Former Pres. & CEO	2008 2007	$ 71,250 $275,042	- -	$ 4,792 $19,012	- $153,000(8)	$256,247(15) $ 31,709(15)	$332,289 $478,763
Kenneth P. Bero President and CEO(3)	2008 2007	$237,500 $185,000	- -	$69,746 $20,261	$60,404(9) $139,094(9)	$ 606(16) $15,560(16)	$368,256 $359,915
John H. Kitchen, III CMO (4)	2008 2007	$190,000 $183,000	- -	$5,620 $5,592	$28,793(10) $73,220(10)	$487(17) $439(17)	$224,900 $262,251
Murray P. Fish CFO (5)	2008 2007	$170,000 $ 91,539	- -	$21,858 $ 8,250	$43,450(11) $14,000(11)	$437(17) $212(17)	$235,745 $114,001
Daniel F. Incropera Corporate Controller (6)	2008 2007	$125,000 $114,361	- $33,000(13)	$10,374 $ 5,782	$23,483(12) -	$189(17) $189(17)	$159,046 $153,332
Robert W. Clemens VP–Worldwide Sales (7)	2008 2007	$175,000 $ 70,303	- -	$17,325 $ 2,828	$95,773(14) $51,531(14)	$447(17) $167(17)	$288,545 $124,829

(1)
The title presented reflects the principal position held by each named executive officer as of September 30, 2008.  Effective December 31, 2007, Mr. Hagger resigned as President and Chief Executive Officer and Mr. Bero was appointed as President and Chief Executive Officer, effective January 1, 2008.

(2)
The amounts in column (e) represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008 calculated in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” but do not take into consideration the effect of estimated forfeitures.  For a discussion of the assumptions underlying this valuation, please see Part II, Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(3)	Mr. Bero’s term as Chief Executive Officer commenced on January 1, 2008. He previously held the position of Chief Operating Officer and Senior Vice President.

(4)	Mr. Kitchen’s term as Chief Marketing Officer and Senior Vice President commenced on April 1, 2007. He previously held the position of Senior Vice President of Desktop & Server Solutions.

(5)	Mr. Fish’s term as Chief Financial Officer, Vice President of Finance, Treasurer and Assistant Secretary commenced on March 26, 2007.

(6)	Mr. Incropera’s term as Corporate Controller and Vice President commenced on September 7, 2007. He previously held the position of Controller.

(7)	Mr. Clemens term as Vice President of Worldwide Sales commenced on January 1, 2008. He previously held the position of Vice President of North American Sales.

(8)	Such amount includes a payment of $153,000 to Mr. Hagger pursuant to the Corporate Officers Compensation Plan

(9)
For fiscal 2008, such amount includes payments to Mr. Bero of $343 under the Executive Sales Incentive Plan, and $60,061 pursuant to the Corporate Officers Compensation Plan. For fiscal 2007, such amount includes payments to Mr. Bero of $18,402 under the Executive Sales Incentive Plan, $81,000 pursuant to the Corporate Officers Compensation Plan and $39,692 pursuant to his sales commission.

(10)
For fiscal 2008, such amount includes payments to Mr. Kitchen of $28,450 pursuant to the Corporate Officers Compensation Plan and $343 under the Executive Sales Incentive Plan. For fiscal 2007, such amount includes payments to Mr. Kitchen of $19,220 under the Executive Sales Incentive Plan and $54,000 pursuant to the Corporate Officers Compensation Plan.

(11)
For fiscal 2008, such amount includes a payment to Mr. Fish of $28,450 pursuant to the Corporate Officers Compensation Plan and $15,000 for individual performance in fiscal 2008. For fiscal 2007, such amount includes a payment to Mr. Fish of $14,000 pursuant to the Corporate Officers Compensation Plan.

(12)	For fiscal 2008, such amount includes a payment to Mr. Incropera of $9,483 pursuant to the Corporate Officers Compensation Plan and $14,000 for individual performance in fiscal 2008.

(13)
Such amount includes a payment of $5,000 related to successful completion of the Company’s fiscal year ended September 30, 2006 audit, a bonus of $18,000 for individual performance in fiscal 2007 and a $10,000 retention bonus.

(14)
For fiscal 2008, such amount includes payment to Mr. Clemens of $95,773 pursuant to his sales commission plan. For fiscal 2007, such amount includes payment to Mr. Clemens of $42,699 pursuant to his incentive bonus plan and $8,832 pursuant to his sales commission plan.

(15)
For fiscal 2008, such amount includes consulting fees of $225,000, director fees of $11,250, a car allowance of $3,750, a payment of $16,093 for relocation costs and payment of a life insurance premium of $154. For fiscal 2007, such amount includes a car allowance of $15,000, a payment of $16,093 for relocation costs and payment of a life insurance premium of $616.

(16)
For fiscal 2008, such amount includes the payment of a life insurance premium of $606. For fiscal 2007, such amount includes a payment of $15,130 for relocation costs and payment of a life insurance premium of $430.

(17)	Such amount consists solely of the payment of life insurance premiums.

GRANTS OF PLAN-BASED AWARDS

Name	Date of Grant	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Market Price of Option Based Award on Date of Grant ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)
Kenneth P. Bero	10/19/07 10/19/07	47,448 2,552	$5.025 $5.025	$5.20 $5.20	$238,426 $12,823
Daniel F. Incropera	10/19/07	5,000	$5.025	$5.20	$25,125
Robert W. Clemens	10/19/07	10,000	$5.025	$5.20	$50,250

_________

(1)
The option grants made to the named executive officers in fiscal 2008 are intended to qualify as incentive stock options and, as such, each option was issued with an exercise price equal to 100% of fair market value.  Pursuant to the 2006 Equity and Compensation Incentive Plan, from which all of the options were granted, “fair market value” means the average of the high and low prices of the Company’s common stock on the NASDAQ Stock Market on the date of grant.  The amounts in column (e) represent the closing market price on the date of grant.

(2)
The amounts reflected in the “Grant Date Fair Value of Stock and Options Awards” column reflect the dollar amounts recognized for financial statement reporting for the fiscal year ended September 30, 2008 and computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” but do not take into consideration the effect of estimated forfeitures.  For a discussion of the assumptions underlying this valuation, please see Part II, Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies in the annual report on Form 10-K for the fiscal year ended September 30, 2008.  Regardless of the value placed on a stock option on a grant date, the actual value of such option will depend upon the market value of the common stock at such future date as the option is exercised.

Narrative Disclosure to Grants of Plan-Based Awards Table

Pursuant to the Company’s Corporate Officers Compensation Plan, which was approved on November 26, 2007 by the Compensation and Stock Committee, the executive officers of the Company were eligible to receive, at the discretion of the Compensation Committee, up to 15% of the Company’s net income for the 2008 fiscal year.  On November 21, 2008, the Board of Directors of the Company approved the bonus payments to certain executive officers of the Company under the plan.  In addition, pursuant to the Company’s Executive Sales Incentive Plan, which was approved on January 24, 2007 and amended on April 24, 2007 by the Compensation and Stock Committee, certain executives of the Company were eligible to be paid a commission of 1% of any increase in the Company’s total revenue, as compared to the same quarter of the prior fiscal year.  The amounts paid to each individual are discussed in the “Compensation of Named Executive Officers” section above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Price	Option Expiration Date
(a)	(b)	(c)	(d)	(e)
Kenneth P. Bero	11,250 5,838 11,872 638	3,750 4,162 35,576 1,914	$3.83 $2.49 $5.025 $5.025	4/22/2016 (3) 10/19/2016 (3) 10/20/2014 (4) 10/20/2014 (4)
Robert W. Clemens	2,502 2,502	5,830 7,498	$3.315 $5.025	4/25/2014 (4) 10/20/2014 (4)
Robert W. Hagger (2)	0	0	0	0
John H Kitchen, III	11,112 5,334 6,668 33,334 40,000 20,000 14,000 5,000 4,587	0 0 0 0 0 0 0 0 413	$3.0940 $2.6015 $5.2735 $1.3725 $0.74 $1.695 $2.60 $3.22 $4.50	5/4/2009 (3) 7/16/2009 (3) 6/9/2010 (3) 6/7/2011(3) 3/9/2012 (3) 7/24/2013 (3) 11/22/2013 (3) 10/28/2014 (3) 11/17/2015 (3)
Murray P. Fish	7,500 4,170	7,500 5,830	$2.975 $5.27	3/27/2014 (4) 6/27/2014 (4)
Daniel F. Incropera	5,838 1,248	4,162 3,752	$2.49 $5.025	10/19/2013 (4) 10/20/2014 (4)

_________
(1)  Options vest every quarter over a three year period beginning three months from the date of grant.  Vesting of some or all options may be accelerated upon a change of control or an acquisition in accordance with the Company’s equity compensation plans.

(2)  Upon Mr. Hagger’s resignation, effective December 31, 2007, all of his unvested options terminated.

(3)  Each option award has a ten year term.  Therefore, the grant date for each such award is the date ten years prior to the date shown.

(4)  Each option award has a seven year term.  Therefore, the grant date for each such award is the date seven years prior to the date shown.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)
Robert W. Hagger	217,456	$1,018,147
David T. Riddiford	7,112 834 (1)	$6,265 $2,710
Terry W. Potter	5,334 834 (1)	$13,748 $2,710
Thomas H. Kelly	834 (1)	$2,710
Richard de J. Osborne	834 (1)	$2,710
William B. Simmons	834 (1)	$2,098
James Wood	834 (1)	$2,710

_________
(1)  Represents number of vested restricted stock units.

Executive Agreements and Severance Arrangements

The Company’s subsidiary Datawatch International Limited (formerly Workgroup Systems Limited) entered into a Contract of Employment with Robert W. Hagger dated February 24, 1997, as amended on July 15, 1999 (the “Original Hagger Employment Agreement”), which provided that Mr. Hagger’s employment may be terminated with cause immediately upon notice to Mr. Hagger or terminated without cause provided he is given at least 12 months notice.  On July 9, 2001, in connection with Mr. Hagger’s promotion to Chief Executive Officer and President of the Company, the Board of Directors approved an Employment Agreement (the “Hagger Employment Agreement”) with Mr. Hagger, which agreement superseded and terminated in its entirety the Original Hagger Employment Agreement.

The Hagger Employment Agreement was enacted for a two-year term which expired on July 9, 2003 and provided that after the expiration of the terms of such agreement, Mr. Hagger was an at-will employee of the Company.  However, the Hagger Employment Agreement also provided that if the Company terminated Mr. Hagger’s employment without “Cause” after the expiration of the Hagger Employment Agreement, then Mr. Hagger would be entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for 12 months.  “Cause” was defined in the Hagger Employment Agreement as (i) the failure to render services to the Company in accordance with the Hagger Employment Agreement, (ii) gross negligence, dishonesty, or breach of fiduciary duty, (iii)

fraud, embezzlement or substantial disregard of the rules or policies of the Company, (iv) acts which would tend to generate significant adverse publicity toward the Company, (v) the commission of a felony, or (vi) breach of the terms of the Proprietary Information and Inventions Agreement between the Company and Mr. Hagger.

In October 2007, the Company’s Board of Directors approved the appointment of Kenneth P. Bero as the Company’s new Chief Executive Officer, effective January 1, 2008.  Simultaneous with this appointment, the Board approved Robert Hagger’s resignation as Chief Executive Officer, effective December 31, 2007.  In connection with his resignation, Mr. Hagger entered into a Management Consulting Agreement with the Company, dated October 22, 2007 (the “Consulting Agreement”), pursuant to which he agreed to continue to serve as the Company’s Chief Executive Officer until December 31, 2007 and thereafter, to continue to provide consulting services for the twelve months after his effective resignation (until December 31, 2008).  Mr. Hagger is no longer an employee of the Company.  The Consulting Agreement terminated on December 31, 2008.

The Board of Directors has approved severance agreements by the Company with each of Messrs. Kitchen, Fish, Bero and Incropera.  Each executive severance agreement provides that in the event the Company terminates the officer’s employment for reasons other than for “Cause” or the officer elects to terminate his employment with the Company for “Good Reason,” such officer is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for six months following his termination date.  “Cause” is defined in the executive severance agreements as (i) the willful and continuing failure or refusal to render services in accordance with his obligations, (ii) gross negligence, dishonesty, or breach of fiduciary duty, (iii) fraud, embezzlement or substantial disregard of the rules or policies of the Company, (iv) acts which would tend to generate significant adverse publicity toward the Company, (v) the commission of a felony, or (vi) breach of the terms of the Proprietary Information and Inventions Agreement between the Company and the officer.  “Good Reason” is defined in the executive agreements as including a material diminution in the nature or scope of such officer’s responsibilities, duties or authority.  The executive agreements for Mr. Kitchen, Mr. Bero, Mr. Fish and Mr. Incropera were executed on April 25, 2002, January 24, 2007, March 26, 2007 and February 1, 2007, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation and Stock Committee has reviewed and discussed the Compensation Discussion and Analysis below with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation and Stock Committee of the Board of Directors:

James Wood, Chairman Thomas H. Kelly Terry W. Potter David T. Riddiford

Compensation Committee Interlocks and Insider Participation

The Company’s Board of Directors has established a Compensation and Stock Committee currently consisting of Messrs.  Kelly, Potter, Riddiford and Wood, with Mr. Wood serving as Chairman.  No person who served as a member of the Compensation and Stock Committee was, during the fiscal year ended September 30, 2008, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein.  No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a member of the Compensation and Stock Committee of the Company.

Equity Compensation Plan Information

The following table provides information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of September 30, 2008, including the 1996 Stock Plan, the 1996 Non-Employee Director Stock Option Plan (the “Non-Employee Director Plan”), the 1996 International Employee Non-Qualified Stock Option Plan (the “International Plan”) and the Company’s 2006 Equity and Compensation Incentive Plan (the “2006 Stock Plan”).  The 1996 Stock Plan and the 2006 Stock Plan have previously been approved by the Company’s stockholders.  The Non-Employee Director Plan was approved by the Company’s stockholders and provided for the grant of nonqualified options to Non-Employee directors.  No further grants may be made under the Non-Employee Director Plan.  The International Plan, which has not been approved by the Company’s stockholders, provided for the grant of non-qualified stock options to employees or consultants of any of the Company’s foreign subsidiaries and is described in further detail under the table below.  The International Plan was terminated on October 4, 2006 and no further grants may be made under it.  The 1996 Stock Plan was terminated on December 9, 2006 and no further grants may be made under it.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	603,027 (1)	$3.116	379,500

Equity compensation plans not approved by security holders	6,325 (2)	$2.122	-0-

Total	609,352	$3.105	379,500

(1)  Of these shares, 216,327 were granted under the 2006 Stock Plan, 383,144 were granted under the 1996 Stock Plan and 3,556 under the Non-Employee Director Plan.  379,500 shares remain available for grant under the 2006 Stock Plan.

(2) Of these shares, all 6,325 shares were granted under the International Plan.

(3) Weighted average exercise prices do not include restricted stock units as these do not contain exercise prices.

Description of the Company’s International Plan

The Company’s International Plan was adopted by the Board of Directors of the Company in October 1996 but was not approved by the Company’s stockholders.  The International Plan provided incentives in the form of non-qualified stock options (“NQSOs”) to employees and consultants of subsidiaries of the Company incorporated outside of the United States, that were not officers or directors of the Company.  A maximum of 88,888 shares of Common Stock were originally reserved for issuance under the International Plan upon the exercise of NQSOs.  All NQSOs outstanding as of January 23, 2009 are still exercisable according to their terms.  The International Plan was administered by the

Compensation and Stock Committee, which, subject to the terms of the International Plan, had the authority to determine the persons to whom NQSOs are granted, the exercise price per share and other terms, provisions and restrictions governing such NQSOs.  The exercise price per share of NQSOs granted cannot be less than the minimum legal consideration required under the laws of the State of Delaware or the laws of any jurisdiction in which the Company may be organized. Each NQSO expires as of the date specified by the Compensation and Stock Committee, but not more than ten years from the date of grant.

Each NQSO granted under the International Plan either became fully exercisable at the time of grant or became exercisable in such installments as the Compensation and Stock Committee specified.  Each NQSO may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable.  Subject to certain restrictions, the Compensation and Stock Committee has the right to accelerate the date that any installment of any NQSO becomes exercisable.  Payment of the exercise price of an NQSO granted under the International Plan may be made in cash or by check or, if authorized by the Compensation and Stock Committee, (i) by tendering shares of Common Stock of the Company having a fair market value equal as of the date of the exercise to the cash exercise price of the NQSO, (ii) by delivery of a personal recourse, interest bearing note, (iii) through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the NQSO and an authorization to the broker or selling agent to pay that amount to the Company or (iv) by any combination of the above.

If a NQSO optionee under the International Plan ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her NQSOs will become exercisable, and vested NQSOs shall generally terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates).  If an optionee ceases to be employed by the Company by reason of disability, or if an optionee dies, any NQSO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee’s estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee’s disability or death (but not later than the specified expiration date of the NQSO). NQSO holders under the International Plan are protected against dilution in the event of a stock dividend, stock split, consolidation, merger, recapitalization, reorganization or similar transaction.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly change in the cumulative total stockholder return on the Company’s Common Stock during the period from September 30, 2003 through September 30, 2008, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company’s Standard Industrial Classification (SIC) Code 7372-Prepackaged Software (the “SIC Code Index”) and (ii) the Media General Market Weighted Nasdaq Index Return (the “Nasdaq Market Index”).  The comparison assumes that $100 was invested on October 1, 2003 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

	9/30/03	9/30/04	9/30/05	9/29/06	9/28/07	9/30/08
Datawatch Corporation	100.00	103.67	92.15	67.19	116.80	46.19
SIC Code Index	100.00	102.86	113.14	123.81	142.38	123.51
NASDAQ Market Index	100.00	106.02	120.61	127.77	152.68	118.28
____________________
(1)
The stock price performance shown on the graph is not necessarily indicative of future price performance.  Information used in the graph was obtained from Hemscott Inc., Richmond, Virginia, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, the Charters of the Audit, Compensation and Stock,  Nominating and Corporate Governance Committees, reference to the independence of the Audit Committee members and of other Board members and the preceding Stock Performance Graph are not “soliciting material” and are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those such prior filings or into any future filings made by the Company under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Datawatch’s directors, executive officers and holders of more than 10% of the Company’s common stock, referred to herein as Reporting Persons, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based on the Company’s review of the copies of such filings received by us with respect to the fiscal year ended September 30, 2008, and written representations from certain of the Company’s directors and executive officers, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for the fiscal year ended September 30, 2008.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company’s principal executive offices not later than close of business on September 30, 2009.  The deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Company is December 14, 2009.  For any proposal that is not submitted for inclusion in the proxy statement for the fiscal year ended September 30, 2009 but is instead sought to be presented directly at the next annual meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on December 14, 2009, and advises stockholders in the next proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on December 14, 2009.  Notices of intention to present proposals at the next annual meeting should be addressed to: Chief Executive Officer, Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since the Company’s inception. The Company anticipates that Deloitte & Touche LLP will be engaged as the Company’s independent auditors for fiscal year 2009. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The fees billed during the 2007 and 2008 fiscal years by Deloitte & Touche LLP for services provided to us were as set forth below. The fees billed during fiscal 2007 and fiscal 2008 included fees for some services provided for fiscal 2006 and fiscal 2007, respectively.

	2007	2008
Audit Fees(1):	$357,389	$634,283
Tax Fees (2):	25,347	35,028
Total	$382,736	$669,311

(1)
Audit Fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as services related to statutory audits, comfort letters, consents and assistance with and reviews of quarterly financial statements and other documents filed with the Securities and Exchange Commission.

(2)
Tax Fees consisted of fees related to tax compliance, tax planning and tax advice.  This includes preparation of tax returns for the Company, refund claims, payment planning, taxpayer registration and tax audit assistance.

All services rendered by Deloitte & Touche LLP in fiscal year 2008 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with the requirements of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor.  The Audit Committee will approve the specific terms of engagement once an independent registered public accounting firm has been selected, which will provide for the provision of specific services.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval.  In those instances, the Audit Committee requires specific pre-approval by the Audit Committee or by one or more of its members before engaging the independent registered public accounting firm.

CODE OF ETHICS AND BUSINESS CONDUCT POLICY

The Board of Directors adopted a Code of Ethics and Business Conduct Policy on January 23, 2004 applicable to all employees and directors of the Company. The Code of Ethics and Business Conduct Policy is posted on the Company’s website, www.datawatch.com and located under the “About Us” tab and the “Investor Relations” and “Corporate Governance” links.  Any amendments to or waivers of the Code of Ethics and Business Conduct Policy that apply to the Company’s principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term “code of ethics,” as that term is defined by the Securities and Exchange Commission, will be posted on Datawatch’s website at the address above.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.  Solicitation by officers and employees of the Company or by certain outside proxy solicitation services may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple stockholders sharing an address.  However, this delivery method, called “householding,” is not being used if the Company has received contrary instructions from one or more of the stockholders.  The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request either to Investor Relations, Datawatch Corporation, 271 Mill Road, Quorum Office Park, Chelmsford, MA 01824 or to investor@datawatch.com or an oral request by calling the Company’s Investor Relations group at (978) 441-2200, ext. 8323.  Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct the Company accordingly by directing that request to the Company in the manner provided above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MARCH 20, 2009

This proxy statement and the Company’s 2008 Annual Report are available online at http://materials.proxyvote.com/237917.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than those items stated above.  If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

FORM OF  PROXY CARD

ANNUAL MEETING OF STOCKHOLDERS OF

DATAWATCH CORPORATION

March 20, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. To elect the nominees as Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.				THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS.
NOMINEES:
☐	FOR ALL NOMINEES	m	Kenneth P. Bero
		m m	Thomas H. Kelly Richard de J. Osborne
☐	WITHHOLD AUTHORITY	m m	Terry W. Potter David T. Riddiford	PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY.
	FOR ALL NOMINEES	m	William B. Simmons
		m	James Wood
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: m

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DATAWATCH CORPORATION

Proxy for Annual Meeting of Stockholders

March 20, 2009

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints KENNETH P. BERO and JOHN H. KITCHEN, III, and each or both of them, proxies, with full power of substitution to vote all shares of stock of Datawatch Corporation (the ‘Company’) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Friday, March 20, 2009, at 11:00 a.m. Eastern time, at the offices of Choate, Hall & Stewart, Two International Place, Boston, MA 02110, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 28, 2009, a copy of which has been received by the undersigned.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE